Exhibit 99.1

STONE ENERGY CORPORATION

Announces 2013 Capital Expenditure Budget and Production Guidance

LAFAYETTE, LA. December 19, 2012

STONE ENERGY CORPORATION (NYSE: SGY) today announced that its Board of Directors has authorized a 2013 capital expenditure budget of $650 million, which excludes acquisitions and capitalized SG&A and interest. The budget is spread across Stone’s major areas of investment with approximately 29% allocated to Deep Water, 8% allocated to Deep Gas projects, 27% allocated to the GOM conventional shelf, 33% allocated to the Marcellus shale and 3% allocated to Onshore Exploration projects. The allocation of capital across the various areas is subject to change based on several factors including permitting times, rig availability, non-operator decisions, farm-in opportunities and commodity pricing.

The Deep Water capital budget is focused on exploration drilling, preparation work to accommodate a rig at the Pompano platform, long lead-time items for future operated drill wells, template work for sub-sea tie backs to the Pompano platform and lease acquisition. Stone expects to participate in 2-4 non-operated exploration wells for the year. Approximately $80 million is projected to be spent on long lead-time items for operated deep water drilling and template tie-back expenditures for the Pompano platform.

The Deep Gas capital budget incorporates a third well at the La Cantera field and possibly 1-3 exploration wells. These exploration projects might include the onshore La Montana prospect and the offshore Tom Cat prospect.

The GOM conventional shelf capital budget provides for development drilling, recompletions, facilities and plugging and abandonment operations. Stone plans to drill 3-5 development wells primarily around the Ship Shoal 113 field, the Main Pass area and onshore south Louisiana. In addition, Stone has budgeted approximately $35 million for recompletions and facilities improvement to the existing infrastructure and approximately $65-$70 million for P&A operations.

The Marcellus Shale capital budget provides for development drilling, infrastructure investments and acquisition of additional lease-hold interests. The budget includes funds for a one horizontal rig program and the drilling and fracturing of 26-32 wells. This increase from 2012 is driven by operational efficiencies realized this past year. These Marcellus wells will be drilled in the liquids rich Mary and Heather areas as well as potentially performing a well test on the Upper Devonian formation.

The remainder of the capital budget is focused on Onshore Exploration projects and new venture opportunities. This includes funds for continued non-operated development drilling in the Eagle Ford Shale formation and other new venture opportunities.

Stone expects average net daily production for 2013 to be relatively flat with 2012 production, or in the range of 41-44,000 boe per day, or 245–265 MMcfe per day. According to our 3-year plan, projected production in 2014 and 2015 is expected to grow, exceeding 50,000 boe (or 300 MMcfe) per day in 2015 as longer-term projects from the Deep Water area are developed. The 2013 production is estimated to be approximately 50%-52% natural gas and 50%-48% crude oil/natural gas liquids (NGLs) on a btu equivalent basis.

The 2013 capital program is expected to be funded by projected cash flow and cash on hand. Stone’s cash position is currently over $200 million after the recent issuance of the $300 million Senior Notes due 2022, and after the completion of the tender offer, redemption and retirement of all the $200 million Senior Subordinated Notes due 2014. The borrowing base of $400 million under our bank credit facility remains undrawn, with $379 million available after accounting for outstanding letters of credit of $21 million.

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Our business strategy is to leverage cash flow generated from existing assets to maintain relatively stable GOM shelf oil production, profitably grow gas reserves and production in price-advantaged basins such as Appalachia and the Gulf Coast Basin, and profitably grow oil reserves and production in material impact areas such as the deep water GOM and onshore oil. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com.

Guidance Disclosure

Guidance is subject to all the cautionary statements and limitations described below and under the caption “Forward Looking Statements”. Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Lease operating expenses, which include major maintenance costs, vary in response to changes in prices of services and materials used in the operation of our properties and the amount of maintenance activity required.

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.